Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11 No. 333-000000) and related Prospectus of Americold Realty Trust for the registration of its common shares and to incorporation by reference therein of our report dated March 10, 2018 (except for Note 18, as to which the date is September 11, 2018), with respect to the consolidated financial statements of China Merchants Americold Logistics Company Limited included in the Current Report on Form 8-K of Americold Realty Trust dated September 11, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

September 11, 2018